U.K. Energy Minister approves EnCana’s
Buzzard field development plan

Uxbridge, United Kingdom, (November 27, 2003) – The U.K. Department of Trade and Industry has granted EnCana (U.K.) Limited and its co-venturers approval to develop the Buzzard oil field – the largest field to be discovered in the North Sea in the past decade.

Stephen Timms, U.K. Minister of Energy stated “I am delighted to give this development the go-ahead. Buzzard was the discovery that defied the sceptics, and has proved that the U.K. Continental Shelf is still a vibrant and rewarding area for companies who are prepared to match their skills and innovation with their convictions.”

Gwyn Morgan, EnCana’s President & Chief Executive Officer said “This is a major step forward in the expansion of one of our key international regions. First oil is planned for late 2006 and Buzzard is expected to add about 80,000 barrels of oil per day to EnCana’s production once the field reaches plateau level.”

Buzzard’s total recoverable reserves are estimated at more than 400 million barrels of oil and gross production is expected to reach a plateau of 180,000 to 190,000 barrels of oil per day in 2007. The £1.35 billion (US$2 billion) Buzzard development will consist of three bridge-linked steel platforms supporting facilities for drilling, production, and utilities and accommodation respectively. The facilities include two subsea water injection manifolds located about two kilometres from the platform. The crude oil will be transported to the mainland via a pipeline tie-in to the nearby Forties Pipeline System. The natural gas will flow to market via the Frigg Pipeline System. Buzzard is located in about 100 metres of water, approximately 100 kilometres northeast of Aberdeen, Scotland and about 55 kilometres from the coast at Peterhead.

Alan Booth, EnCana U.K.’s Managing Director added “This is an exciting project for EnCana and our co-venturers which has resulted from applying new exploration ideas to the North Sea. We believe their proactive contributions, coupled with their North Sea experience, have been key factors in delivering a safe and robust development concept. When completed, Buzzard is expected to be a hub for a number of existing and potential discoveries in the area where EnCana has a significant acreage position as operator of several surrounding blocks. We plan to enhance this major development through an ambitious and focused exploration programme designed to capture additional, neighbouring reserves that we hope will keep Buzzard running at capacity for many years.”

The Buzzard field is operated by EnCana with 43 percent interest. The other co-venturers are Intrepid Energy North Sea Limited, 30 percent; BG Group, 22 percent and Edinburgh Oil and Gas plc, 5 percent (interests rounded to nearest percentage). The co-venturers have signed an area operating agreement which permanently fixes the equity in the licences covering the Buzzard field – P928(S) and P986.

A Buzzard fact sheet, area map and artist’s conception drawings of the facilities are posted on EnCana’s Web site, www.encana.com.

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EnCana Corporation

With an enterprise value of approximately C$30 billion, EnCana is one of the world’s leading independent oil and gas companies and North America’s largest independent natural gas producer and gas storage operator. Ninety percent of the company’s assets are in four key North American growth platforms. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. Through its U.S. subsidiaries, EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deepwater Gulf of Mexico. International subsidiaries operate two key high potential international growth platforms: Ecuador, where it is the largest private sector oil producer, and the U.K. central North Sea, where it is the operator of a large oil discovery. EnCana and its subsidiaries also conduct high upside potential new ventures exploration in other parts of the world. EnCana is driven to be the industry’s high performance benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY – In the interests of providing EnCana shareholders and potential investors with information regarding EnCana, including management’s assessment of EnCana’s and its subsidiaries’ future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to: the expected recoverable reserves from the Buzzard development; the planned timing of first oil and plateau production; the expected level of Buzzard initial and future production and the sustainability thereof; other potential developments in the U.K. North Sea; the ability to capture additional neighboring reserves; the ability to complete the Buzzard development as planned including transportation and marketing plans; and references to potential exploration.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations, including credit risks; imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids from resource plays and other sources not currently classified as proved or probable reserves; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the company’s ability to secure adequate product transportation; changes in environmental and other regulations; political and economic conditions in the countries in which the company operates, including Ecuador; the risk of war, hostilities, civil insurrection and instability affecting countries in which the company operates and terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions made against the company; the risk that the anticipated synergies to be realized by the merger of AEC and PCE will not be realized; costs relating to the merger of AEC and PCE being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana. Accordingly, the company cautions that events or circumstances could cause actual results to differ materially from those predicted. Statements relating to “reserves” or “resources” or “resource potential” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions the resources and reserves and resource potential described exist in the quantities predicted or estimated, and can be profitably produced in the future.

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Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Further information on EnCana Corporation is available on the company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION: EnCana Corporate Development Investor contacts: Sheila McIntosh Vice-President, Investor Relations (403) 645-2194 Greg Kist Manager, Investor Relations (403) 645-4737	Media contacts: U.K. Richard Vernon External Affairs 01895 274871 North America Alan Boras Manager, Media Relations (403) 645-4747

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